Exhibit 99.1

Imperial Holdings Announces Terms to Settle Class Action Litigation and

Derivative Actions

Boca Raton, FL, December 19, 2012 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial” or the “Company”), a specialty finance company with a focus on providing liquidity solutions to owners of illiquid financial assets, announced today it and all other relevant parties have executed a non-binding term sheet to settle the shareholder class action lawsuits and derivative demands instituted against the Company and certain of its current and former directors and officers.

The proposed settlement terms, while non-binding and subject to certain contingencies, provide for the resolution of all of the class action lawsuits and derivative actions. As contemplated, the class action settlement would include a cash payment by Imperial to the class of $12 million, $11 million of which is to be contributed by Imperial’s Directors & Officers insurance carriers, and 2 million warrants with an exercise price of $10.75 to be issued by the Company. In addition, to settle the derivative actions, Imperial will agree to implement certain corporate governance reforms, if ratified by a shareholder vote, and will pay stock valued at $500,000 and cash to be contributed by its primary D&O carrier of $1.5 million for attorney’s fees. Imperial has also agreed to establish a $500,000 trust to cover certain individual insurance claims made on its D&O policies as well to provide advancement of legal fees and indemnification for certain individuals covered under the policies. All parties have agreed to endeavor to enter into definitive settlement agreements by January 15, 2013.

Antony Mitchell, CEO of Imperial Holdings commented, “We are pleased to have reached an understanding in respect of all outstanding class action and derivative litigation against the Company and to have secured the cooperation of our D&O carriers in resolving these matters. We will work diligently to memorialize this understanding in formal settlement agreements by January 15th and will then seek court approval.”

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial purchases and sells life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. insurance companies. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to resolve the previously disclosed issues relating to the delay in its ability to complete and file its periodic reports; unanticipated issues that prevent or delay the Company’s independent registered public accounting firm from concluding its procedures for the quarter ended September 30, 2012 or that require additional efforts, procedures or review; ability of the Company or its independent registered public accounting firm to confirm relevant information or data; the Company’s ability to design or improve internal controls to address identified issues; the impact upon operations of legal compliance matters or internal controls review; the investigation by the Securities and Exchange Commission, and potential adverse outcomes associated with the investigations, including payments or fines the Company may be required to make, restrictions placed upon the Company and legal proceedings that may relate to these matters; the possibility that payments due to the Company under certain policies may be delayed; the amount of legal expenses for which the Company is reimbursed under its directors and officers insurance policy; the accuracy of actuarial assumptions underlying the Company’s models; the effect of policy premium payments on the Company’s liquidity; the Company’s continued ability to pay policy premiums; unanticipated accounting issues or audit issues regarding the financial data for the affected periods; and expenses associated with the foregoing, including costs of legal compliance matters or matters relating to the ongoing internal investigation and additional matters discussed in Imperial’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Company Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.672.6114

IR@imperial.com

www.imperial.com

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